Exhibit 99.1

FOR IMMEDIATE RELEASE

CalAmp Reports Fiscal 2014 Third Quarter Results

OXNARD, CA, December 23, 2013 -- CalAmp Corp. (NASDAQ: CAMP), a leading provider of wireless products, services and solutions, today reported results for its third quarter ended November 30, 2013. Highlights for the quarter include:

  Consolidated third quarter revenue of $63.5 million, up 43% compared to the third quarter last year with Wireless Datacom revenue up 37% over prior year third quarter to $49.7 million and Satellite revenue up 72% to $13.8 million.
  Third quarter GAAP net income of $4.2 million, or $0.12 per diluted share, compared to $4.2 million, or $0.14 per diluted share, for the third quarter last year.
  Adjusted Basis (non-GAAP) net income of $8.2 million, or $0.23 per diluted share, compared to $5.3 million, or $0.17 per diluted share, for the same period last year.
  Net cash provided by operations for the third quarter of $5.6 million, and total cash balance at November 30, 2013 of $31.1 million.

Commenting on results in the latest quarter, Michael Burdiek, CalAmp's President and Chief Executive Officer said, “CalAmp is on-track for a very strong second half of fiscal 2014. During the third quarter, Wireless Datacom segment revenue increased 37% year-over-year. In addition, Satellite segment revenue improved 72% compared to the third quarter of last year. Within the Wireless Datacom segment, our Mobile Resource Management (MRM) products continued to experience strong demand from our fleet management and asset tracking customers. Meaningful contributions from the emerging auto insurance telematics vertical also helped drive growth in the quarter. Our Wireless Networks business, which comprises the remainder of our Wireless Datacom segment, benefitted from strength in the energy markets, while our expanding pipeline of opportunities from the acquired operations of Wireless Matrix are expected to support future growth and margin expansion. In our Satellite segment, the increase in revenue and improved margins helped further expand CalAmp’s consolidated cash flow and bottom-line profitability. Also during the quarter, our strong cash flow and growing cash balance allowed us to pay off our bank term loan.”

Mr. Burdiek continued, “Subsequent to the end of the third quarter, we announced the acquisition of Radio Satellite Integrators, Inc. (RSI), a privately-held provider of fleet management solutions primarily to municipal government agencies supporting applications targeted at public works, waste management, transit and public safety. This transaction improves CalAmp’s competitive position and growth prospects in the state and local government market by augmenting CalAmp’s current range of public safety solutions. Importantly, RSI’s SaaS-based high margin revenue is expected to be accretive to CalAmp’s overall margins and non-GAAP earnings per share for our coming fiscal year.”

CalAmp Reports Fiscal 2014 Third Quarter Results
December 23, 2013

Fiscal 2014 Third Quarter Results
Total revenue for the fiscal 2014 third quarter was $63.5 million compared to $44.3 million for the third quarter of fiscal 2013, an increase of 43%. Wireless Datacom revenue increased to $49.7 million from $36.3 million in the same period last year, and Satellite revenue was $13.8 million compared to $8.0 million in the third quarter last year.

Consolidated gross profit for the fiscal 2014 third quarter was $21.0 million, an increase of $7.0 million over the same quarter last year, primarily attributable to higher revenue. The consolidated gross margin was 33.1% in the fiscal 2014 third quarter, up from 31.6% in the third quarter last year. The increase in consolidated gross margin is due primarily to the contribution of the higher margin Software-as-a-Service (SaaS) revenue from the Wireless Matrix acquisition and margin improvement in the Satellite segment.

GAAP net income for the fiscal 2014 third quarter was $4.2 million, or $0.12 per diluted share, compared to net income of $4.2 million, or $0.14 per diluted share, in the third quarter of last year. The lower GAAP earnings per share is due in part to the elimination of substantially all of the Company’s deferred income tax asset valuation allowance at the end of fiscal 2013, which caused the Company’s effective income tax rate to revert to a level that is much closer to full statutory tax rates beginning in fiscal 2014. Despite this, on a cash basis, the Company’s pretax income is still largely sheltered from taxation by net operating loss (NOL) carryforwards, and is expected to remain so for about the next two years.

Non-GAAP net income for the fiscal 2014 third quarter was $8.2 million, or $0.23 per diluted share, compared to non-GAAP net income of $5.3 million, or $0.17 per diluted share, for the same quarter last year. Non-GAAP earnings exclude the impact of intangibles amortization and stock-based compensation expense, and includes an income tax provision for cash taxes paid or payable for the period. A reconciliation of the GAAP-basis pretax income to the non-GAAP net income and earnings per diluted share is provided in the table at the end of this press release.

Liquidity
As of November 30, 2013, the Company had total cash of $31.1 million and no bank debt outstanding. Net cash provided by operating activities during the third quarter was $5.6 million, and the unused borrowing capacity on the bank revolver as of the end of the third quarter was $15.0 million.

Business Outlook
Commenting on the Company's business outlook, Mr. Burdiek said, “Based on our current forecast, we anticipate that Wireless Datacom fourth quarter revenue will increase solidly on a sequential basis primarily driven by continued demand in our core market verticals, growing insurance telematics revenue and contribution from RSI. Due to normal quarterly fluctuations in demand from our DBS satellite customer, we currently expect Satellite fourth quarter revenues to be substantially lower on a sequential basis, more than offsetting the Wireless Datacom growth. As a result, we expect our fiscal 2014 fourth quarter consolidated revenue to be in the range of $60 to $63 million. At the bottom line, we expect fourth quarter GAAP basis net income in the range of $0.08 to $0.11 per diluted share, and non-GAAP net income in the range of $0.19 to $0.23 per diluted share.”

Conference Call and Webcast
A conference call and simultaneous webcast to discuss third quarter results and business outlook will be held today at 4:30 p.m. Eastern / 1:30 p.m. Pacific. CalAmp's President and CEO Michael Burdiek and CFO Rick Vitelle will host the conference call. Participants can dial into the live conference call by calling 1-877-407-0784 (1-201-689-8560 for international callers) and using the Conference ID # 13573343. An audio replay will be available through December 30, 2013 by calling 1-877-870-5176 or 1-858-384-5517 and entering the Conference ID # 13573343.

CalAmp Reports Fiscal 2014 Third Quarter Results
December 23, 2013

Additionally, a live webcast of the call will be available on CalAmp's web site at www.calamp.com. Participants are encouraged to visit the web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. After the live webcast, a replay will remain available until the next quarterly conference call in the Investor Relations section of CalAmp's web site.

About CalAmp
CalAmp (NASDAQ: CAMP) is a proven leader in providing wireless communications solutions to a broad array of vertical market applications and customers. CalAmp’s extensive portfolio of intelligent communications devices, robust and scalable cloud service platform, and targeted software applications streamline otherwise complex Machine-to-Machine (M2M) deployments. These solutions enable customers to optimize their operations by collecting, monitoring and efficiently reporting business critical data and desired intelligence from high-value remote assets. For more information, please visit www.calamp.com.

Forward-Looking Statements
Statements in this press release that are not historical in nature are forward-looking statements that within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995 involve known and unknown risks and uncertainties. Words such as “may”, “will”, “expect”, “intend”, “plan”, “believe”, “seek”, “could”, “estimate”, “judgment”, “targeting”, “should”, “anticipate”, “goal” and variations of these words and similar expressions, are intended to identify forward-looking statements. Actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including product demand, competitive pressures and pricing declines in the Company’s wireless and satellite markets, the timing of customer approvals of new product designs, intellectual property infringement claims, interruption or failure of our Internet-based systems used to wirelessly configure and communicate with the tracking and monitoring devices that we sell, and other risks or uncertainties that are described in our Annual Report on Form 10-K that was filed on April 25, 2013 with the Securities and Exchange Commission. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be attained. We undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

AT CALAMP:	AT ADDO COMMUNICATIONS:
Garo Sarkissian	Lasse Glassen
SVP, Corporate Development	(424) 238-6249
(805) 987-9000	lasseg@addocommunications.com

CalAmp Reports Fiscal 2014 Third Quarter Results
December 23, 2013

CAL AMP CORP.
CONSOLIDATED INCOME STATEMENTS
(Unaudited, in thousands except per share amounts)

	Three Months Ended		Nine Months Ended
	November 30,		November 30,
	2013	2012	2013	2012
Revenues	$63,503	$44,340	$176,056	$132,188

Cost of revenues	42,508	30,308	116,741	90,345

Gross profit	20,995	14,032	59,315	41,843

Operating expenses:
Research and development	5,267	3,564	15,721	10,393
Selling	4,920	2,982	14,789	8,963
General and administrative	3,291	2,699	10,521	8,849
Intangible asset amortization	1,485	475	4,618	1,267
	14,963	9,720	45,649	29,472
Operating income	6,032	4,312	13,666	12,371

Non-operating expense, net	(77)	(138)	(327)	(330)

Income before income taxes	5,955	4,174	13,339	12,041

Income tax provision	(1,748)	(19)	(4,603)	(45)

Net income	$4,207	$4,155	$8,736	$11,996

Earnings per share - basic and diluted
Basic	$0.12	$0.14	$0.25	$0.42
Diluted	$0.12	$0.14	$0.24	$0.40
Shares used in computing earnings per share:
Basic	35,171	29,210	34,848	28,537
Diluted	36,206	30,096	35,901	29,684

BUSINESS SEGMENT INFORMATION
(Unaudited, in thousands)

	Three Months Ended		Nine Months Ended
	November 30,		November 30,
	2013	2012	2013	2012
Revenues
Wireless DataCom	$49,747	$36,334	$137,808	$102,178
Satellite	13,756	8,006	38,248	30,010
Total revenues	$63,503	$44,340	$176,056	$132,188

Gross profit
Wireless DataCom	$18,159	$12,612	$51,674	$36,786
Satellite	2,836	1,420	7,641	5,057
Total gross profit	$20,995	$14,032	$59,315	$41,843

Operating income
Wireless DataCom	$5,026	$4,500	$11,706	$12,893
Satellite	1,785	498	4,561	2,327
Corporate expenses	(779)	(686)	(2,601)	(2,849)
Total operating income	$6,032	$4,312	$13,666	$12,371

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CalAmp Reports Fiscal 2014 Third Quarter Results
December 23, 2013

CAL AMP CORP.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	November 30,	February 28,
	2013	2013
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$31,108	$63,101
Accounts receivable, net	30,897	19,111
Inventories	12,541	13,516
Deferred income tax assets	6,363	6,400
Prepaid expenses and other current assets	4,326	4,641
Total current assets	85,235	106,769
Property, equipment and improvements, net	4,426	2,778
Deferred income tax assets, less current portion	30,184	34,616
Goodwill	18,304	1,112
Other intangible assets, net	25,667	4,603
Other assets	1,490	893

	$165,306	$150,771

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$1,238	$2,261
Accounts payable	17,005	11,871
Accrued payroll and employee benefits	5,518	5,298
Deferred revenue	6,699	6,410
Other current liabilities	3,684	3,109

Total current liabilities	34,144	28,949

Long-term debt	1,131	2,434
Other non-current liabilities	2,293	1,839

Stockholders' equity:
Common stock	356	350
Additional paid-in capital	203,815	202,368
Accumulated deficit	(76,368)	(85,104)
Accumulated other comprehensive loss	(65)	(65)

Total stockholders' equity	127,738	117,549

	$165,306	$150,771

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CalAmp Reports Fiscal 2014 Third Quarter Results
December 23, 2013

CAL AMP CORP.
CONSOLIDATED CASH FLOW STATEMENTS
(Unaudited - In thousands)

	Nine Months Ended
	November 30,
	2013	2012
Cash flows from operating activities:
Net income	$8,736	$11,996
Depreciation and amortization	5,967	1,995
Stock-based compensation expense	2,129	2,292
Amortization of debt issue costs and discount	194	248
Deferred tax assets, net	4,469	-
Changes in operating working capital	(2,090)	(5,723)
Other	-	15

Net cash provided by operating activities	19,405	10,823

Cash flows from investing activities:
Capital expenditures	(1,375)	(1,396)
Navman Wireless asset purchase agreement	-	(1,000)
Wireless Matrix acquisition, net of cash acquired	(46,837)	-
Collections on note receivable	-	430
Other	-	(8)

Net cash used in investing activities	(48,212)	(1,974)

Cash flows from financing activities:
Proceeds from bank term loan	5,000	-
Debt repayments	(7,510)	(960)
Taxes paid related to net share settlement of vested equity awards	(3,027)	(2,551)
Proceeds from exercise of stock options and warrants	2,351	2,621

Net cash used in financing activities	(3,186)	(890)

Net change in cash and cash equivalents	(31,993)	7,959

Cash and cash equivalents at beginning of period	63,101	5,601

Cash and cash equivalents at end of period	$31,108	$13,560

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CalAmp Reports Fiscal 2014 Third Quarter Results
December 23, 2013

CAL AMP CORP.
NON-GAAP EARNINGS RECONCILIATION
(Unaudited)

"GAAP" refers to financial information presented in accordance with U.S. Generally Accepted Accounting Principles. This press release includes historical non-GAAP financial measures, as defined in Regulation G promulgated by the Securities and Exchange Commission. CalAmp believes that its presentation of historical non-GAAP financial measures provides useful supplementary information to investors. The presentation of historical non-GAAP financial measures is not meant to be considered in isolation from or as a substitute for results prepared in accordance with GAAP.

In this press release, CalAmp reports the non-GAAP financial measures of Adjusted Basis Net Income and Adjusted Basis Net Income Per Diluted Share. CalAmp uses these non-GAAP financial measures to enhance the investor's overall understanding of the financial performance and future prospects of CalAmp's core business activities. Specifically, CalAmp believes that a report of Adjusted Basis Net Income and Adjusted Basis Net Income Per Diluted Share provides consistency in its financial reporting and facilitates the comparison of results of core business operations between its current and past periods.

The reconciliation of the GAAP Basis Pretax Income to Adjusted Basis (non-GAAP) Net Income is as follows (in thousands except per share amounts):

	Three Months Ended		Nine Months Ended
	November 30,		November 30,
	2013	2012	2013	2012
GAAP basis pretax income	$5,955	$4,174	$13,339	$12,041

Amortization of intangible assets	1,485	475	4,618	1,267
Stock-based compensation expense	808	620	2,129	2,292
Acquisition and integration expenses	-	-	637	-
Pretax income (non-GAAP basis)	8,248	5,269	20,723	15,600

Income tax provision (non-GAAP basis) (a)	(82)	(19)	(146)	(45)
Adjusted Basis net income	$8,166	$5,250	$20,577	$15,555

Adjusted Basis net income per diluted share	$0.23	$0.17	$0.57	$0.52

Weighted average common shares outstanding
on diluted basis	36,206	30,096	35,901	29,684

(a)	The non-GAAP income tax provision represents cash taxes paid for the period after giving effect to the utilization of net operating loss and tax credit carryforwards.

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